SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940



          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:     MUNIHOLDINGS FUND, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

          MuniHoldings Fund, Inc.
          800 Scudders Mill Road
          Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

          The Corporation Trust Incorporated
          32 South Street
          Baltimore, Maryland 21202

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to
          Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES X /                                     NO   /
             ___                                         ___

                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 28th day of February, 1997.


                                        MUNIHOLDINGS FUND, INC.

                                        By:
                                             /s/ Philip L. Kirstein
                                            -------------------------------
                                            Philip L. Kirstein
                                            Director